PRICING SUPPLEMENT NO.  42  DATED                 Filed Pursuant to
JUNE 26, 1997 TO PROSPECTUS DATED                 Rule 424(b)(5)
MARCH 17, 1997, AS SUPPLEMENTED BY                File No. 333-16793
PROSPECTUS SUPPLEMENTS DATED
MARCH 27, 1997

                       CMS ENERGY CORPORATION

 General Term Notes (servicemark of J.W. Korth & Company), Series C
             Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 17, 1997, as supplemented by the Prospectus Supplements dated March 27, 1997.

Aggregate Principal Amount:            $ 1,259,000.00
Original Issue Date (Settlement Date)  July 1, 1997
Stated Maturity Date:                  June 15, 2004
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.750% Per Annum
Interest Payment Dates:                August 15 and monthly thereafter
                                       Commencing August 15, 1997
Survivor's Option:                     [ X ] Yes  [   ] No
Optional Redemption:                   [ X ] Yes  [   ] No
Initial Redemption Date:               June 15, 1999
Redemption Price:                      Initially 101.00% of Principal
                                       Amount and 100% after the first
                                       anniversary of the Initial
                                       Redemption Date.

      Agent                            Principal Amount of Notes
                                          Solicited by Each Agent

Prudential Securities Incorporated     $  242,000.00
First of Michigan Corporation          $  143,000.00
Roney & Co.                            $   98,000.00
J.W. Korth & Company                   $  776,000.00
      Total                            $1,259,000.00

                                         Per Note
                                       Sold by Agents
                                       To Public    Total

ssue Price:                            $1,000.00  $1,259,000.00
Agent's Discount or Commission:        $    7.00  $    8,813.00
Maximum Dealer's Discount or
  Selling Concession:                  $   17.50  $   22,032.50
Proceeds to the Company:               $  975.50  $1,228,154.50

CUSIP Number:   12589QSU1